Exhibit 10.5

HESPEROS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "**Agreement**") is made and entered into as of April 1, 2022 by and between Hesperos, Inc., a Delaware corporation (the "**Company**"), and James F. Kronauge, an individual residing at 100 East Los Olas Bvd., Unit 3702, Fort Lauderdale, FL 033301 (the "**Employee**").

Recitals

The Company desires to employ the Employee and the Employee desires to be employed by the Company from April 1, 2022 (the "**Effective Date**") on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. ***Services and Compensation***.

1.1 Employee agrees to perform for the Company the services ("Services") described in Exhibit A attached hereto.

1.2 The Company agrees to pay Employee the compensation set forth in Exhibit A for the performance of the Services.

1.3 ***Duties***. During his employment with the Company, the Employee shall perform for the benefit of the Company such duties, assignments and services as set forth in Exhibit A attached hereto (the "**Services**"). The Employee shall provide all the Services in a professional and competent manner in accordance with generally-accepted industry practices, and in a manner consistent with, and within the limits of, all laws applicable to Company, and the policies and procedures of Company in effect from time to time. The Employee shall be subject to the Company's policies, procedures, and approval practices, as generally in effect from time to time for all employees of the Company. The Employee will report directly to the Board of Directors.

2. ***Terms of Engagement***.

2.1 ***Definitions***. For purposes of this Agreement, the following terms will have the following meanings:

(a) "**Accrued Expenses**" means any appropriate business expenses incurred by the Employee in connection with the Employee's performance of the Services hereunder, all to the extent unpaid or unreimbursed on the date of termination.

(b) "**Confidential Information**" means any information related to any aspect of the business of the Company (including any person or entity directly or indirectly controlled by or controlling the Company, or in which any of the aforesaid have at least a 50% interest) which is either (i) information not known by the trade generally, even though such

information may be disclosed to one or more third parties pursuant to agreements entered into by the Company, or (ii) is proprietary information of the Company, whether of a technical nature or otherwise, including any information made, created, generated, conceived, developed or otherwise resulting from the Services performed by the Employee under this Agreement. Confidential Information includes "Inventions" (as defined below), any other inventions, trade secrets, original works, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, copyrights, copyright applications, patents, patent applications, trademarks, trademark applications, intellectual property, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, documentation, algorithms, software, computer programs, source code, object code, mask works, costs of production, contract forms, prices, pricing policies and similar financial data, volume of sales, promotional methods, marketing plans and techniques, identities of and information regarding customers, clients and personnel, lists of vendors or suppliers, business plans, business opportunities, financial statements and other financial information. Confidential Information also includes the confidential or proprietary information of the Company's consultants, vendors, suppliers, partners, customers, clients and other parties with which it does business.

(c) "**Inventions**" means any and all ideas and discoveries, including, without limitation, inventions, trade secrets, original works, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, intellectual property, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, specifications, documentation, algorithms, software, computer programs, source code, object code and mask works, biological materials, cell lines, cell growth media, chemicals, pharmaceuticals, as well as improvements thereof or know-how related thereto, whether copyrightable or patentable or not, which are made, created, generated, conceived, or developed by the Employee, alone or in combination with others, either pursuant to or otherwise resulting from (i) the provision of Services under this Agreement, or (ii) the use of or as a result of access to Confidential Information, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, such as any design, drawing, or product that embodies Confidential Information.

(d) "**Voluntary Termination**" means termination of the Employee's relationship with the Company by the voluntary action of the Employee.

2.2 ***Term of Employment***. The Employee's employment under this Agreement shall commence on the date set forth above and shall end on such date as the Employee's employment terminates in accordance with this Section 2.3 of this Agreement. Subject to the balance of this Agreement, the Employee shall be an at-will employee of the Company whose employment may be terminated (by the Company or by the Employee) at any time, for any or no reason.

2.3 ***Termination***. This Agreement will terminate when the Company determines that all the Services have been provided to the Company by the Employee, at which point the Company will give 30 days' written notice thereof to the Employee; provided, however, that this

Agreement may be terminated by the Company or the Employee at any time by the giving of reasonable written notice thereof. The sole liability of the Company under this Agreement upon a termination of the Services hereunder shall be (i) to reimburse the Employee as soon as reasonably practicable for any then unreimbursed Accrued Expenses, and (ii) to pay any cash compensation for any Services performed during the term prior to the date of termination of the Agreement.

3. ***Representations of the Employee***. As a material inducement to the Company to enter into this Agreement, the Employee hereby represents and warrants to the Company as follows:

3.1 The Employee's execution of this Agreement and compliance with the terms herein will not constitute a breach of any other agreement to which the Employee is a party or any obligation by which the Employee is bound.

3.2 The Employee has no obligation to others which is inconsistent with the terms of this Agreement or with the Employee's faithful performance of its duties as an employee to the Company.

3.3 The Services will be performed in a professional and workmanlike manner.

3.4 All work under this Agreement shall be the Employee's original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, the Employee).

3.5 The Employee shall comply with all applicable laws and Company safety rules in the course of performing the Services.

3.6 If the Employee's work requires a license, the Employee has obtained such license and the license is in full force and effect.

4. ***Compensation and Expenses***.

4.1 ***Compensation***. In further consideration of the Employee's performance of Services provided under this Agreement, the Company shall pay the Employee a base salary at a rate established in Exhibit A and shall grant Employee a restricted stock award as described in Exhibit A.

4.2 ***Benefits***. During his employment, the Employee shall be entitled to participate in the Company's employee benefit plans and programs.

4.3 ***Expense Reimbursement***. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel expenses incurred by the Employee in conjunction with the Services to the Company, consistent with the Company's standard reimbursement policy. No reimbursement will be made for any expenses incurred by the Employee during performance of Services under this Agreement unless such expenses are approved in advance by the Company.

5. ***Noncompetition***. During the term of this Agreement, and for 12 months thereafter, the Employee will not, directly or indirectly, as an employee, agent, director, or in any other individual or representative capacity, engage or participate in providing services for the benefit of any actual or potential competitor of the Company, except that the Employee may continue the affiliations set forth in Exhibit C.

6. ***Nonsolicitation; Nondisparagement***. During the term of this Agreement, and for 12 months thereafter, the Employee will not directly or indirectly, without the prior written consent of the Company, either on the Employee's own behalf or on behalf of any third party, disrupt, damage, impair or interfere with the business of the Company whether by way of interfering with or recruiting Company's directors, officers, employees, agents, consultants, vendors, suppliers, partners, customers, clients or other third parties with which the Company does business, or in any manner attempting to persuade, solicit, recruit, encourage or induce any such persons to discontinue their relationship with the Company. Moreover, neither party will at any time make any disparaging remarks about the other party to any third party.

7. ***Confidentiality Obligation***. The Employee will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out the Employee's performance of Services under this Agreement. Upon the expiration or termination of this Agreement, the Employee agrees to make no further use or utilization of any Confidential Information and to return all Company Confidential Information in the Employee's possession to the Company.

8. ***Information of Others***. The Employee will safeguard and keep confidential the proprietary information of customers, vendors, advisors, and other parties with which the Company does business to the same extent as if it were the Company's Confidential Information. The Employee will not use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company's premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.

9. ***Company Property***. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that the Employee possesses or creates as a result of the Employee's Services to the Company, whether or not confidential, are the sole and exclusive property of the Company. Upon the expiration or termination of this Agreement, the Employee will promptly deliver all such materials and Company Confidential Information to the Company and will sign and deliver to the Company the "Termination Certificate" attached hereto as Exhibit B.

10. ***Ownership of Inventions***.

10.1 ***Ownership and Assignment***. All Inventions (as defined above in Section 2.1(c)), and all documentation and notes related thereto, made, created, generated, conceived or developed by the Employee during the term of this Agreement or otherwise resulting from the Services will, to the maximum extent permitted by law, be "works made for hire" and will become

and remain the sole and exclusive property of the Company. The Employee will promptly notify the Company in writing of all Inventions so conceived or made by the Employee. To the extent that ownership of such Inventions does not automatically vest in the Company as a matter of law, the Employee agrees to assign and does hereby assign to the Company or its designees, without further consideration, the Employee's entire right, title, and interest in and to all Inventions, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property rights and protections with respect thereto, whether or not patent or copyright applications are filed thereon. Notwithstanding the foregoing, Exhibit D lists any and all items developed by the Employee prior to the date hereof that may otherwise constitute "Inventions" related to the Company's business that are hereby expressly excluded from this Section 10.1.

10.2 ***Power of Attorney***. During the term of the term of this Agreement and as necessary thereafter, the Employee will assist the Company (at the Company's expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions. If the Company is unable because of the mental or physical incapacity of the Employee or for any other reason to secure the signature of the Employee to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering Inventions assigned to the Company pursuant to Section 10.1, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and on the Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon.

10.3 ***Moral Rights***. The Employee also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all "Moral Rights" (as defined below) that the Employee may have in or with respect to any Inventions, during and after the term of this Agreement. "***Moral Rights***" mean any rights to claim authorship of any Invention, to object to or prevent the modification or destruction of any Invention, to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a "moral right."

10.4 ***Patent Applications***. If the Company files an original United States patent application covering any invention of which the Employee is a named inventor, the Employee will receive an inventor's fee of $100.

10.5 ***Publications.*** The Employee agrees to submit to the Company any proposed publication that contains any discussion relating to the Company Confidential Information, Inventions or Services performed by the Employee for the Company hereunder. The Employee further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld. Any such consent shall be given within sixty (60) days.

10.6 ***Further Assurances***. The Employee will execute such documents as the Company will reasonably require to evidence and confirm the transfer of rights to the Company made under this Agreement.

11. ***Prior Contracts***. The Employee represents that except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions that are now in existence between any other person or entity and the Employee, and (b) the Employee has no employments, consultancies or undertakings which would restrict or impair the Employee's performance of this Agreement.

12. ***Agreements with the United States Government and Other Third Parties***. The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations or restrictions and to take any and all action necessary to discharge the obligations of the Company thereunder.

13. ***Indemnification.*** During and after the period when Employee is employed, the Company shall indemnify the Employee to the extent permitted by applicable law against all liabilities, losses, damages and expenses actually and reasonably incurred by the Employee in connection with any claim or proceeding arising out of, or relating to, his services for the Company ("Losses") other than Losses arising out of, or relating to, (i) the Employee's gross negligence, willful misconduct, fraud, illegal actions, self-dealing, or dishonesty, (ii) any claim or proceeding by the Company against the Employee, or (iii) any claim or proceeding by the Employee against the Company.

14. ***Miscellaneous***.

14.1 ***Waiver***. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

14.2 ***Notices***. All notices, requests, demands, and other communications required by, or made in connection with, this Agreement or the transactions contemplated by this Agreement, will be in writing and will be deemed to have been duly given on the date of delivery, if delivered in person, or three business days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:

Hesperos Inc.
12501 Research Parkway
Orlando, Fl 32826

If to the Employee:

James F. Kronauge
180 Beacon Street, Unit 11g
Boston, MA 02116.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.2.

14.3 ***Assignment***. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Employee hereunder, the Employee may not assign or delegate the Employee's obligations under this Agreement either in whole or in part without the prior written consent of the Company.

14.4 ***Headings***. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

14.5 ***Survival of Provisions***. Each and all of the terms, provisions and/or covenants of each of Sections 3 through 14 of this Agreement will, for any and all purposes whatsoever, survive the termination of this Agreement.

14.6 ***Governing Law***. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida, excluding those laws that direct the application of the laws of another jurisdiction.

14.7 ***Injunctive Relief***. The Employee acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Employee's obligations under this Agreement. The Employee therefore agrees that the Company will be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond or other security) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The Employee hereby submits to the jurisdiction and venue of the courts of the State of Florida for purposes of any such action. The Employee further agrees that service upon the Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee's address as last appearing on the records of the Company.

14.8 ***Arbitration***. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys' fees incurred by a party. The Employee further agrees that service upon the Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee's address as last appearing on the records of the Company.

14.9 ***Attorneys' Fees***. If any party seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses of the prevailing party.

14.10 ***Counterpart and Facsimile Signatures***. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together

shall constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

14.11 ***Enforcement***. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

14.12 ***Entire Agreement; Modifications***. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Employee from the Company. All modifications to this Agreement must be in writing and signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company: **HESPEROS, Inc.**

DocuSigned by:

By: Mike Shuler
0271EBD694F9470...

Name: Michael L Shuler

Title: President

DocuSigned by:

The Employee: James Kronauge
AB80CCE7C8794F3...

James F. Kronauge Jr.

Mail Address:	180 Beacon Street, Apt 11G Boston, MA 02116
Florida Mail Stop:	100 East Los Olas Blvd. Box 3702 Fort Lauderdale, FL 33301
Phone Contact:	617-513-4503
Personal E-mail:	jkronauge@alum.mit.edu

EXHIBIT A

THE EMPLOYEE'S DUTIES AND SERVICES TO THE COMPANY

1. Services. Employee will render to the Company some or all of the following Services as and when requested by the Company:

- Advising, directing, managing, and performing design and implementation of commercialization of Hespros *in vitro* testing technology.

- Writing, editing, auditing grant applications, contracts, protocols and reports and documentation as well as in-person monitoring of the execution of asset development, process validation, analysis and Quality Assurance.

- Generating and writing US and international intellectual property applications for new substance of matter or new applications of existing company intellectual property.

- Edit and present company presentations to potential investors and maintain investor relationships and provide routine company updates as well as representing the Company for all interactions with the Security and Exchange Commission.

- Provide regulatory guidance and oversee companies' regulatory compliance.

2. Corporate title. Chief Executive Officer

3. Compensation.

The employee will be compensated at an annual base salary of $200,000.

A restricted stock grant of 100,000 shares of Company's common stock vesting in one year, as more fully set forth in relevant issuance documentation, subject to the Company's receipt of Employee's joinder to the Company's standard shareholder documentation (and subject to the restrictions and vesting identified thereon).

Reimbursement of all company expenses incurred as approved by the Board or pursuant to approved company policies.

Benefits: All benefits available to employees.

EXHIBIT B

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Hesperos, Inc. its subsidiaries, affiliates, successors, or assigns (together, the "**Company**").

I further certify that I have complied with all the terms of my Employment Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with my Employment Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in my Employment Agreement) of the Company or of any of its customers, vendors, advisors, and other parties with which it does business.

Date:___________________________

The Employee:

____

James F. Kronauge

EXHIBIT C

THE EMPLOYEE AFFILIATIONS

Invicro LLC
119 4th Avenue
Needham, MA 02494
Activities associated with consulting for radiochemistry and radiopharmacy.

Cytosite Biopharma Inc.
180 Beacon St. Unit 11G
Boston, MA 02116
Activities and IP associated with therapeutics and diagnostics associated with targeting LFA-1.

iSeek Biopharma Inc.
8513 Canyon Run Rd. NE
Albuquerque, NM 87111
Activities and IP associated with therapeutics and diagnostics associated with targeting LFA-1.

EXHIBIT D

PRIOR INVENTIONS

1. Glavan KA, Kronauge JF. Myocardial imaging agent and method. U.S. Patent No. 4,374,821 (issue date February 22, 1983). Assignees: SQUIBB, E.R. and Sons, Inc., Princeton, NJ.

2. Kronauge JF, Glavan KA. Cationic technetium(I) complexes. U.S. Patent No. 4,481,184 (issue date: November 1, 1984). Assignees: SQUIBB, E.R. and Sons, Inc., Princeton, NJ.

3. Kronauge JF, Davison A, Jones AG, Abrams MJ. Carboxy, carboalkoxy, and carboamile substituted isonitrile radionuclide complexes. U.S. Patent No. 4,735,793 (issued: April 5, 1988), Assignees: The President and Fellows of Harvard College and The Massachusetts Institute of Technology, Cambridge, MA.

4. Kronauge JF, Davison A, Jones AG, Abrams MJ. Kit procedure for Carboxy, carboalkoxy, and carboamile substituted isonitrile radionuclide complexes. U.S. Patent No. 4,872,561 (issue date: October 10, 1989), Assignees: The President and Fellows of Harvard College and The Massachusetts Institute of Technology Cambridge, MA.

5. Piwnica-Worms D, Kronauge JF. Enhancement of cellular accumulation of lipophilic cationic organometallic compounds by reduction of intramembrane potential. U.S. Patent No. 5,186,923 (issue date February 16, 1993). Assignees: Brigham and Women's Hospital, Boston MA.

6. Piwnica-Worms D, Kronauge JF. In vivo enhancement of cellular accumulation of lipophilic cationic organometallic compounds by reduction of intramembrane potential. US Patent No. 5,277,897 (issued January 11, 1994). Assignees: Brigham and Women's Hospital, Boston, MA.

7. Babich JW, Maresca KB, Kronauge JF. Preparation of technetium- and rhenium-bis(heteroaryl) complexes for use as radiopharmaceuticals. U.S. Patent Application (2006) US 20060034758 A1 20060216, PCT International Application published (2005) WO 2005079865 A1 20050901. Assignee: Molecular Insight Pharmaceutical, Cambridge, MA.

8. Chen J, Kronauge JF. Pharmaceutical Composition of a radioiodinated Benzamide Derivative and methods of making the same. US Patent No. 9,4838 (File date May 09, 2009). Assignee: Molecular Insight Pharmaceuticals, Cambridge, MA.

9. Chen J, Kronauge JF, Babich JW. Pharmaceutical composition of a radioiodinated benzamide derivative and methods of making the same. PCT Int. Appl. (2010), WO 2010028281 A1 20100311. Assignee: Molecular Insight Pharmaceuticals, Cambridge, MA.

10. Jenson JC, Kelly TA, Kronauge JF. U.S. Provisional Application No. 62/214,094. Filed: September 3, 2015. Title: Compounds and methods for enzyme-mediated tumor imaging and therapy. Ref.: 091611-0012/8000.